Exhibit 5.1

THE LAW OFFICE OF CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

October 29, 2014

Kallo Inc.
675 Cochran Drive
Suite 630
Markham, Ontario
Canada L3R 0B8

RE:	Kallo Inc.

Ladies/Gentlemen:

We have acted as special securities counsel to Kallo Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 50,000,000 shares of Common Stock (the "Registered Shares") for resale by Kodiak Capital Group, LLC named in the Company's Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the "Registration Statement").

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

We have reviewed: (a) the Certificate of Incorporation of the Company, as amended; (b) the Bylaws of the Company, as amended; (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares; (d) the Registration Statement; and (e) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Securities and Exchange Commission
RE:	Kallo Inc.
October 29, 2014
Page 2

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Registered Shares, when issued, will be validly issued, fully paid and non-assessable.

The opinions herein are limited to the federal laws of the United States of America and the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to be named in the Form S-1 registration as having passed upon the legality of the shares being offered for resale by Kodiak Capital Group, LLC.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak